NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000

UNITED FUEL & ENERGY AGREES TO ACQUIRE
QUEEN OIL & GAS

Midland, Texas - February 2, 2006 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the rural markets of the southwestern and south central U.S., today announced that is has entered into a definitive purchase agreement to acquire Queen Oil & Gas Company, based in Carlsbad, New Mexico. The acquisition is expected to close by the end of the first quarter of 2006 and should be immediately accretive to earnings.

Founded in 1973, Queen Oil & Gas distributes gasoline, diesel, propane and lubricants to customers in Southeast New Mexico. Queen provides services to agricultural, ranching, oilfield, mining, commercial and consumer accounts. Its assets include four bulk plants and eight card lock sites located in Roswell, Artesia, Carlsbad, Hobbs, Dexter and Mayhill, New Mexico. Queen had unaudited revenues, net of certain Queen related party revenues, of approximately $27.0 million for the year ended December 31, 2004 and approximately $32.4 million for the ten months ended October 31, 2005.

  Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer stated, “United Fuel & Energy continues its strategy of organic growth and selective acquisitions that meet our objectives. The Queen acquisition is an excellent fit in our expansion plan to both increase our market share in attractive areas where we operate, as well as extend our geographic coverage further into New Mexico’s rural regions west of our current coverage area. Additionally, Queen’s customer base includes some of our customers operating outside our existing markets, as well as some customers outside the oil service industry, which supports our objective to further diversify our customer base. The Queen organization has established a solid reputation for quality service and we expect them to integrate well into the United Fuel & Energy team.”

About United Fuel

United Fuel, located in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain rural markets of Texas, New Mexico and Oklahoma. United Fuel represents the consolidation of four companies, the most significant of which is the Eddins-Walcher Company. Eddins-Walcher has been in business since 1937, has a reputation of reliability with its customers and currently represents the majority of United Fuel’s consolidated revenues. United Fuel intends to continue to expand its business through strategic acquisitions.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through 16 branch locations and 71 card-lock (unattended) fuel sites. United Fuel currently has approximately 250 full-time employees. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

# # #